UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 18, 2008

ALMOST FAMILY, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-09848	06-1153720
(State or other jurisdiction	(Commission File No.)	(IRS Employer
of incorporation)		Identification No.)

9510 Ormsby Station Road, Suite 300, Louisville, KY 40223
(Address of principal executive offices)

(502) 891-1000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On June 18, 2008, in connection with the proposed acquisition of the stock of Patient Care, Inc. (“Patient Care”), Almost Family, Inc. (the “Registrant”) entered into a Stock Purchase Agreement dated as of June 18, 2008 (the "Agreement"), among (i) the Registrant, (ii) PCI Holding Corp. and (iii) National Home Care, Inc. Patient Care and its subsidiaries own and operate home health agencies and hospice services operating in the States of Connecticut, Pennsylvania and New Jersey, including Medicare-Certified, Medicaid/Waiver, county contracts, HMO and other significant non-certified or “private duty” operations.

The Agreement calls for a total purchase price for the stock of $45.25 million in cash, subject to a working capital adjustment. Additionally, the Company will assume approximately $1.3 million in capital lease obligations. The cash portion of the transaction paid at closing is expected to be funded from the Registrant’s existing cash and borrowings available on the Registrant’s existing senior credit facility with JP Morgan Chase Bank, NA.

Consummation of the transaction is subject to usual and customary closing conditions, including absence of any legal prohibition on consummation of the transaction, obtaining required governmental and third-party consents, the accuracy of the representations and warranties, the material performance of all covenants and the delivery of customary legal opinions. The Agreement contains certain termination rights for the Registrant and the other parties. The transaction is expected during the third quarter of 2008.

A copy of the Registrant’s press release announcing the Agreement is filed as Exhibit 99.1 to this Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit 99.1 -- Press Release dated June 19, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: June 19, 2008	ALMOST FAMILY, INC.

By /s/ C. Steven Guenthner
C. Steven Guenthner
Senior Vice President and
Chief Financial Officer